Exhibit 99.1
__________________________________________________________________

FOR IMMEDIATE RELEASE

Contact:	Adam Orvos	Connie Kao
	Executive Vice President,	Group Vice President, Investor Relations
	Chief Financial Officer	(925) 965-4668
	(925) 965-4550	connie.kao@ros.com

ROSS STORES REPORTS FOURTH QUARTER AND FISCAL 2022 RESULTS

ANNOUNCES 8% INCREASE IN QUARTERLY CASH DIVIDEND

PROVIDES FIRST QUARTER AND FISCAL 2023 OUTLOOK

Dublin, California, February 28, 2023 -- Ross Stores, Inc. (NASDAQ: ROST) today reported earnings per share for the fourth quarter ended January 28, 2023 of $1.31 on net income of $447 million. These results compare to earnings per share of $1.04 on net earnings of $367 million for the 13 weeks ended January 29, 2022. Sales for the fourth quarter of 2022 were $5.2 billion, with comparable store sales up 1% on top of a 9% increase for the same period in 2021.

For the 2022 fiscal year ended January 28, 2023, earnings per share were $4.38 on net income of $1.5 billion, compared to $4.87 per share on net earnings of $1.7 billion in 2021. Sales for 2022 were $18.7 billion, versus $18.9 billion in fiscal 2021, with comparable store sales down 4%, versus a robust 13% increase in the prior year.

Barbara Rentler, Chief Executive Officer, commented, “During a very competitive holiday season, fourth quarter sales and earnings exceeded our guidance due to customers’ positive response to our improved assortments and stronger value offerings.”

She continued, “Fourth quarter operating margin was 10.7% compared to 9.8% in 2021. This improvement was mainly driven by lower freight and incentive costs that were partially offset by unfavorable timing of packaway-related expenses.”

ROSS STORES, INC. 5130 Hacienda Drive, Dublin, CA 94568 (925) 965-4400

Update on Shareholder Payouts

During the fourth quarter and fiscal 2022, the Company repurchased a total of 2.1 million and 10.3 million shares of common stock, respectively, for an aggregate purchase price of $231 million in the quarter and $950 million for the fiscal year. These purchases were made pursuant to the two-year $1.9 billion program announced in March 2022. We expect to complete the $950 million remaining under this authorization in fiscal 2023.

The Company’s Board of Directors also recently increased the quarterly cash dividend by 8% to $0.335 per share to be payable on March 31, 2023 to stockholders of record as of March 14, 2023.

Ms. Rentler noted, “Our stock repurchase and dividend programs reflect our continued commitment to enhancing stockholder value and returns, as well as our confidence in the Company’s projected future cash flows and the strength of our balance sheet.”

Fiscal 2023 Outlook

Looking ahead, Ms. Rentler noted, “As we enter 2023, the macroeconomic and geopolitical environments remain highly uncertain. As a result, we believe it is prudent to remain conservative when planning our business.”

She continued, “While we hope to do better, for the 52 weeks ending January 27, 2024, we are planning comparable store sales to be relatively flat versus a 4% decline and a 13% gain in fiscal 2022 and 2021, respectively. If sales perform in line with this plan, we expect earnings per share for the 53 weeks ending February 3, 2024 to be $4.65 to $4.95 compared to $4.38 in fiscal 2022. Incorporated in this guidance range is an estimated benefit to earnings per share of approximately $0.15 from the 53rd week in fiscal 2023.”

Ms. Rentler added, “With elevated inflation continuing to impact our low-to-moderate income customer, we are also planning comparable store sales to be relatively flat for the 13 weeks ending April 29, 2023. This compares to a 7% decrease and a 13% gain in the first quarters of 2022 and 2021, respectively. If sales perform within this range, we expect earnings per share for the first quarter of 2023 to be $0.99 to $1.05 versus $0.97 last year.”

Ms. Rentler concluded, “Looking ahead, we will continue strengthening our merchandise assortments by delivering great branded bargains to the consumer while also strictly controlling expenses throughout the Company. This will allow us to maximize sales and profitability in 2023 and beyond.”

The Company will host a conference call on Tuesday, February 28, 2023 at 4:15 p.m. Eastern time to provide additional details concerning its fourth quarter and fiscal year 2022 results, and management’s outlook for fiscal 2023. A real-time audio webcast of the conference call will be available in the Investors section of the Company’s website, located at www.rossstores.com. An audio playback will be available at 201-612-7415, PIN #13736351 until 8:00 p.m. Eastern time on March 7, 2023, as well as on the Company’s website.

Forward-Looking Statements: This press release and the related conference call remarks contains forward-looking statements regarding projected sales and earnings, planned new store growth, and other financial results and market conditions in future periods that are subject to risks and uncertainties which could cause our actual results to differ materially from management’s current expectations. The words “plan,” “expect,” “target,” “anticipate,” “estimate,” “believe,” “forecast,” “projected,” “guidance,” “outlook,” “looking ahead,” and similar expressions identify forward-looking statements. Risk factors for Ross Dress for Less® (“Ross”) and dd’s DISCOUNTS® include without limitation, the uncertainties and potential for the recurrence of significant business disruptions arising from the COVID-19 pandemic, including its unknown duration, the potential for new virus variants and future resurgences, and the potential adverse impact on consumer demand and our business; changes in the level of consumer spending on, or preferences, for apparel and home-related merchandise; impacts from the macro-economic environment, including inflation, interest rates, housing costs, energy and fuel costs, financial and credit market conditions, recession concerns, geopolitical conditions (including the current Russia-Ukraine conflict), unemployment levels or public health issues (such as pandemics) that affect consumer confidence and consumer disposable income; our need to effectively manage our inventories, markdowns, and inventory shortage to achieve planned gross margins; competitive pressures in the apparel and home-related merchandise retailing industry; issues associated with importing and selling merchandise produced in other countries, including risks from supply chain disruptions due to port of exit/entry congestion, shipping delays and ocean freight cost increases, and risks from other supply chain related disruptions, including those due to COVID-19 closures; unseasonable weather that may affect shopping patterns and consumer demand for seasonal apparel and other merchandise, and that may result in temporary store closures and disruptions in deliveries of merchandise to our stores; market availability, quantity, and quality of attractive brand name merchandise at desirable discounts and our buyers’ ability to anticipate consumer preferences and to purchase merchandise that enables us to offer customers a wide assortment of merchandise at competitive prices; potential data security breaches, including cyber-attacks on our transaction processing and computer information systems, which could result in theft or unauthorized disclosure of customer, credit card, employee, or other private and valuable information that we handle in the ordinary course of our business; potential disruptions in our information systems, including from ransomware or other cyberattacks; issues involving the quality, safety, or authenticity of products we sell, which could harm our reputation, result in lost sales, and/or increase our costs; an adverse outcome in various legal, regulatory, or tax matters, or the adoption of new federal or state tax legislation that increases tax rates or adds new taxes, could increase our costs; damage to our corporate reputation or brands; our need to continually attract, train, and retain associates to execute our off-price strategies; our need to effectively advertise and market our business; changes in U.S. tax, tariff, or trade policy regarding apparel and home-related merchandise produced in other countries that could adversely affect our business; volatility in revenues and earnings; an additional pandemic, natural or man-made disaster in California or in another region where we have a concentration of stores, offices, or a distribution center; unexpected issues or costs from expanding in existing markets and entering new geographic markets; obtaining acceptable new store sites with favorable consumer demographics; and maintaining sufficient liquidity to support our continuing operations, new store openings, and ongoing capital expenditure plans. Other risk factors are set forth in our SEC filings including without limitation, the Form 10-K for fiscal 2021 and fiscal 2022 Form 10-Qs and 8-Ks on file with the SEC. The factors underlying our forecasts are dynamic and subject to change. As a result, our forecasts speak only as of the date they are given and do not necessarily reflect our outlook at any other point in time. We do not undertake to update or revise these forward-looking statements.

Ross Stores, Inc. is an S&P 500, Fortune 500, and Nasdaq 100 (ROST) company headquartered in Dublin, California, with fiscal 2022 revenues of $18.7 billion. The Company operates Ross Dress for Less® (“Ross”), the largest off-price apparel and home fashion chain in the United States with 1,693 locations in 40 states, the District of Columbia, and Guam at fiscal 2022 year-end. Ross offers first-quality, in-season, name brand and designer apparel, accessories, footwear, and home fashions for the entire family at savings of 20% to 60% off department and specialty store regular prices every day. The Company also operates 322 dd’s DISCOUNTS® stores in 21 states at the end of fiscal 2022 that feature a more moderately priced assortment of first quality, in-season, name brand apparel, accessories, footwear, and home fashions for the entire family at savings of 20% to 70% off moderate department and discount store regular prices every day. Additional information is available at www.rossstores.com.

Ross Stores, Inc.
Condensed Consolidated Statements of Earnings

	Three Months Ended		Twelve Months Ended
($000, except stores and per share data, unaudited)	January 28, 2023	January 29, 2022	January 28, 2023	January 29, 2022

Sales	$5,214,231	$5,020,649	$18,695,829	$18,916,244

Costs and Expenses
Cost of goods sold	3,926,203	3,773,636	13,946,230	13,708,907
Selling, general and administrative	729,342	755,867	2,759,268	2,874,469
Interest (income) expense, net	(22,719)	17,828	2,842	74,328
Total costs and expenses	4,632,826	4,547,331	16,708,340	16,657,704

Earnings before taxes	581,405	473,318	1,987,489	2,258,540
Provision for taxes on earnings	134,362	106,496	475,448	535,951
Net earnings	$447,043	$366,822	$1,512,041	$1,722,589

Earnings per share
Basic	$1.32	$1.05	$4.40	$4.90
Diluted	$1.31	$1.04	$4.38	$4.87

Weighted-average shares outstanding (000)
Basic	339,752	349,060	343,452	351,496
Diluted	342,045	351,245	345,222	353,734

Store count at end of period	2,015	1,923	2,015	1,923

Ross Stores, Inc.
Condensed Consolidated Balance Sheets

($000, unaudited)	January 28, 2023	January 29, 2022
Assets

Current Assets
Cash and cash equivalents	$4,551,876	$4,922,365
Accounts receivable	145,694	119,247
Merchandise inventory	2,023,495	2,262,273
Prepaid expenses and other	183,654	169,291
Total current assets	6,904,719	7,473,176

Property and equipment, net	3,181,527	2,898,527
Operating lease assets	3,098,134	3,027,272
Other long-term assets	232,083	241,281
Total assets	$13,416,463	$13,640,256

Liabilities and Stockholders’ Equity

Current Liabilities
Accounts payable	$2,009,924	$2,372,302
Accrued expenses and other	638,561	613,089
Current operating lease liabilities	655,976	630,517
Accrued payroll and benefits	279,710	588,772
Income taxes payable	52,075	10,249
Total current liabilities	3,636,246	4,214,929

Long-term debt	2,456,510	2,452,325
Non-current operating lease liabilities	2,593,961	2,539,297
Other long-term liabilities	224,104	236,013
Deferred income taxes	217,059	137,642

Commitments and contingencies

Stockholders’ Equity	4,288,583	4,060,050
Total liabilities and stockholders’ equity	$13,416,463	$13,640,256

Ross Stores, Inc.
Condensed Consolidated Statements of Cash Flows

	Twelve Months Ended
($000, unaudited)	January 28, 2023	January 29, 2022

Cash Flows From Operating Activities
Net earnings	$1,512,041	$1,722,589
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	394,655	360,664
Stock-based compensation	121,936	134,217
Deferred income taxes	79,417	15,775
Change in assets and liabilities:
Merchandise inventory	238,778	(753,291)
Other current assets	(39,487)	1,420
Accounts payable	(365,262)	135,311
Other current liabilities	(304,454)	198,595
Income taxes	33,876	(44,579)
Operating lease assets and liabilities, net	9,261	7,647
Other long-term, net	8,612	(39,499)
Net cash provided by operating activities	1,689,373	1,738,849

Cash Flows From Investing Activities
Additions to property and equipment	(654,070)	(557,840)
Net cash used in investing activities	(654,070)	(557,840)

Cash Flows From Financing Activities
Issuance of common stock related to stock plans	24,702	25,069
Treasury stock purchased	(48,855)	(57,345)
Repurchase of common stock	(949,996)	(649,997)
Dividends paid	(431,295)	(405,123)
Payments of long-term debt	—	(65,000)
Net cash used in financing activities	(1,405,444)	(1,152,396)

Net (decrease) increase in cash, cash equivalents, and restricted cash and cash equivalents	(370,141)	28,613

Cash, cash equivalents, and restricted cash and cash equivalents:
Beginning of period	4,982,382	4,953,769
End of period	$4,612,241	$4,982,382

Reconciliations:
Cash and cash equivalents	$4,551,876	$4,922,365
Restricted cash and cash equivalents included in prepaid expenses and other	12,677	11,403
Restricted cash and cash equivalents included in other long-term assets	47,688	48,614
Total cash, cash equivalents, and restricted cash and cash equivalents:	$4,612,241	$4,982,382

Supplemental Cash Flow Disclosures
Interest paid	$80,316	$84,331
Income taxes paid	$362,156	$564,755